Exhibit 99.1

NEWS
Contact: Chuck Dohrenwend
Thomas C. Franco
Broadgate Consultants, Inc.
212-232-2222
For Immediate Release

CLAYTON, DUBILIER & RICE ANNOUNCES RECAPITALIZATION OF
REMINGTON ARMS COMPANY

BRUCKMANN, ROSSER, SHERRILL FUND TO MAKE $30 MILLION
EQUITY INVESTMENT IN CONNECTION WITH RECAP

NEW YORK, January 7, 2003 — Remington Arms Company, Inc., a wholly-owned subsidiary of RACI Holding, Inc., a Clayton, Dubilier & Rice, Inc. (“CD&R”) portfolio company, today announced a recapitalization. The transaction includes a $30 million equity investment in RACI from a fund managed by Bruckmann, Rosser, Sherrill & Co. L.L.C. (“BRS”), the refinancing by Remington of approximately $100 million of debt and the issuance by Remington of an expected $175 million in unsecured, interest-bearing senior notes.

CD&R Fund IV purchased Remington in December 1993 for $75 million in equity and currently owns approximately 87% of RACI. As part of the transaction, CD&R Fund IV and other current shareholders, including Remington’s management, will retain a significant percentage of RACI’s common stock and receive a combination of cash and senior notes issued by RACI. Specific terms were not disclosed.

CD&R will continue to remain active in the Company’s strategy and governance. RACI’s current 10-member board of directors will remain in place and will be expanded with the addition of two new members nominated by BRS.

Michael Babiarz, a CD&R principal and a director of RACI, said: “The foundation of this innovative transaction is the quality of Remington’s operating and financial performance. The investment by BRS confirms the strength of Remington’s management, business model and excellent prospects. We look forward to remaining actively involved in the Company.”

Mr. Babiarz continued: “Remington’s management team, in partnership with CD&R, has made a number of operational enhancements. These accomplishments have resulted in increased market share, improved EBITDA margins, significantly reduced working capital requirements and excess cash flow, prior to dividends, sufficient to repay nearly all of the Company’s acquisition indebtedness.”

Thomas L. Millner, President and Chief Executive Officer of Remington, said: “We believe the recapitalization will give us the financial flexibility to continue to pursue ongoing productivity enhancements, new product introductions and other operational improvements. We welcome the support and involvement of our new partners at BRS.”

Stephen C. Sherrill, Managing Director of BRS, said: “With leading market positions, Remington’s brands have long-standing reputations for quality, value and reliability. We believe the Company has attractive potential, and we look forward to working with CD&R and management to drive the business forward.”

About Remington Arms Company, Inc.

Remington Arms Company, Inc., headquartered in Madison, N.C., designs, produces and sells sporting goods products for the hunting, shooting sports and fishing markets. Founded in 1816 in upstate New York, the Company is one of the nation’s oldest continuously operating manufacturers. Remington is the only U.S. manufacturer of both firearms and ammunition products and one of the largest domestic producers of shotguns and rifles. The Company had revenues in 2002 of more than $400 million and distributes its products throughout the U.S. and in over 55 foreign countries. More information about the Company can be found at www.remington.com.

About Clayton, Dubilier & Rice, Inc.

Clayton, Dubilier & Rice, Inc. (“CD&R” or the “Firm”) is a leading private equity investment firm that manages a pool of equity capital of more than $3.5 billion on behalf of major pension funds, university endowments and other leading financial institutions. Since its founding in 1978, CD&R has invested in 36 businesses representing a broad range of industries with aggregate transaction values in excess of $18 billion and revenues of more than $25 billion. The Firm has offices in New York and London. For more information about CD&R, visit www.cdr-inc.com.

About Bruckmann, Rosser, Sherrill & Co. L.L.C.

Bruckmann, Rosser, Sherrill & Co. L.L.C. (“BRS”) is a New York-based private equity investment firm with over $1.2 billion under management. BRS was founded in 1995 and has since invested in over 20 companies in the following industries: restaurants, consumer goods, specialty retail, recreation/leisure, apparel, home furnishings, industrial and commercial services (including equipment rental), commercial equipment manufacturing, wholesale distribution and healthcare services. BRS makes leveraged buyout, recapitalization/restructuring and growth capital investments in companies with superior management, predictable cash flow, strong market share and growth potential. For more information about BRS please call 212-521-3700 or visit www.brs.com.

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